(OMNI ENERGY SERVICES CORP LOGO)  NEWS RELEASE                      Nasdaq: OMNI

      4500 NE Evangeline Thwy o Carencro, LA 70520 o Phone o 337-896-6664
                               o Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                  NO. 03-09


FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664


             OMNI REPORTS 36% INCREASE IN SECOND QUARTER NET INCOME
                Cash Flow Increases 26% As Backlog Remains Strong

         CARENCRO, LA - AUGUST 13, 2003 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI) announced today for the quarter ended June 30, 2003, on revenues of $10.4 million OMNI reported net income of $1.5 million ($0.18 per diluted share) or a 35% increase over the reported results for the same three-month period ended 2002. For the three-month period ended June 30, 2002, OMNI previously reported net income of $1.1 million ($0.13 per diluted share) on revenues of $9.1 million. OMNI also reported its cash flow from operations for the quarter ended June 30, 2003 totaled $2.9 million or 26% greater than the $2.3 million reported for the same quarter ended 2002. Further, the Company reported its backlog remained strong at $35 million.

         "In spite of these difficult market conditions, we are extremely pleased with the second quarter's results," said James Eckert, Chief Executive Officer. "We continue to concentrate on streamlining our operations, improving our efficiencies, increasing our profitability by controlling costs and enhancing shareholder value. By combining our ever-improving operating cash flow with the recent restructuring of our senior secured debt, we remain the dominant provider of domestic seismic drilling services," continued Eckert. "As our backlog tops $35 million, projects are now being booked into 2004 with continued emphasis in our most profitable area, the transition zone. Additionally, certain new and exciting business opportunities continue to present themselves. A new, revitalized OMNI is now capable of capitalizing on these strategic possibilities. Further, we remain committed to continuing the internal growth of our aviation division and in the near future expect to supplement that internal growth with specifically targeted external expansion," concluded Eckert.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to both geophysical and production companies engaged in the acquisition of on-shore seismic data. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in both marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.



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                           OMNI ENERGY SERVICES CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                         Three Months Ended June 30,     Six Months Ended June 30,
                                        ----------------------------    ----------------------------
                                            2003            2002            2003            2002
                                        ------------    ------------    ------------    ------------
                                                (Unaudited)                     (Unaudited)

Operating revenue                       $     10,409    $      9,059    $     16,616    $     13,673
Operating expenses                             7,537           6,845          12,695          10,649
                                        ------------    ------------    ------------    ------------
     Gross profit                              2,872           2,214           3,921           3,024

General and administrative expenses            1,232             798           2,291           1,307
                                        ------------    ------------    ------------    ------------
     Operating income                          1,640           1,416           1,630           1,717

Interest expense
                                                 237             259             447             478
Other income (expense)                           (86)            (15)            (81)            (32)
                                        ------------    ------------    ------------    ------------
                                                 323             274             528             510
                                        ------------    ------------    ------------    ------------
     Income before taxes                       1,317           1,142           1,102           1,207

Income taxes (benefit)                          (225)             --            (325)             --
                                        ------------    ------------    ------------    ------------
     Net income                                1,542           1,142           1,427           1,207
Accretion of preferred stock                      --            (242)             --            (484)
                                        ------------    ------------    ------------    ------------
Net earnings applicable to common and
common equivalent shares                $      1,542    $        900    $      1,427    $        723
                                        ============    ============    ============    ============



Basic net income per share:             $       0.18    $       0.10    $       0.16    $       0.08
Diluted net income per share:           $       0.18    $       0.10    $       0.16    $       0.08


Weighted average shares outstanding:
     Basic                                     8,740           8,739           8,740           8,738
     Diluted                                   8,742           9,004           8,740           9,019